NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
November 22, 2005	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES SALE OF BROOKDALE SHARES

SEATTLE, WA, November 22, 2005 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced the Company sold its shares in Brookdale Senior Living, Inc. The Company’s shares were acquired through its investment in Alterra Healthcare, which subsequently merged with Brookdale. The Company held 2,086,000 shares at the time Brookdale initiated trading and expects to receive $19.00 per share, or $39.6 million, excluding fees. Fees are currently expected to be approximately $2.8 million. The Company will book a gain in the fourth quarter of approximately $34 million. Emeritus received $25 million in cash for the first half of its position in Alterra in June 2005, recognizing a gain of $21 million in the Company’s second quarter financial statements. In total, Emeritus will receive approximately $62 million in cash and book gains of approximately $55 million in 2005 related to the Company’s investment in Alterra. The Company has no further ownership interest in Brookdale.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,500 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation, and final resolution of the adverse Texas jury verdict and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.